Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

2008 SECOND QUARTER RESULTS

Oak Brook, Illinois — August 7, 2008 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the second quarter and six months ended June 30, 2008.

Douglas B. Mackie, President and Chief Executive Officer, said, “During the second quarter we virtually completed the redeployment plan which positioned four of our vessels for international assignment. It enables us to take advantage of the attractive opportunities in that market until demand in the U.S. warrants maintaining additional capacity here.  With our hydraulic cutterhead dredge Texas fully operational for the third quarter and two additional dredges, the Ohio, a hydraulic dustpan dredge, and the Reem Island, a hopper dredge, coming on line in the third quarter, our utilization rates should show nice improvement for the remainder of the year.  Domestically, the recent re-activation of the dredge New York which was damaged in a collision earlier in the year, will significantly improve utilization and margins.”

“Domestic capital revenues increased 64% to $76.3 million in the first half of 2008, despite the loss of the dredge New York for nearly that entire period.  The increase was driven in large part by our work in the Columbia River, Oregon, the New York/New Jersey harbors and Barbour’s Cut, Texas.  With the dredge New York back online and $164 million in backlog and $59 million in options pending for the New York and other mechanical dredges, we expect to be working steadily in the New York/New Jersey area for the next three years.”

“Despite the continuation of funding issues, the domestic dredging bid market had $188 million of projects awarded during the quarter driven by capital work in New York/New Jersey and emergency maintenance projects along the Mississippi River and the Gulf Coast. Through the first six months of 2008, we won 46% of the work awarded, adding $183 million to our domestic backlog.  As a result, our total dredging backlog at June 30 was $356 million, nearly 50% more than at this time last year.  With our increased backlog, a significant portion of our dredging fleet is booked through the remainder of 2008.”

2008 Second Quarter Operating Results

Revenue for the quarter ended June 30, 2008 was $145.3 million, up almost 26% from $115.6 million a year earlier. Dredging revenue increased by more than 8% led by strong foreign operations. Revenue for the Company’s demolition business, NASDI, LLC (“NASDI”), more than doubled to $34.8 million versus $13.7 million last year.  NASDI has been generating increased activity beginning in the third quarter of 2007 and continued at these higher levels during the first half of 2008.

Domestic capital work accounted for 41% of dredging revenue for the 2008 second quarter, compared to 30% for the 2007 second quarter as projects in the New York/New Jersey harbors, the Columbia River in Oregon and Barbour’s Cut, Texas contributed to the quarter.  The dredge New York went back to work on the Newark Bay Project early in August and therefore did not contribute to second quarter results as it continued to undergo repairs through the entire period.  Foreign dredging operations continued to be strong, producing 32% of dredging revenues in the quarter versus 27% last year.  The Company’s maintenance work almost doubled from last year to $20.9 million as market demand continued to increase in the aftermath of spring flooding along the Mississippi River and Gulf Coast.  Beach work was down, as state and local governments experienced delays during the two prior quarters in getting the necessary approvals to put projects out to bid.  This phenomenon has become increasingly significant as these jurisdictions play a greater role in funding beach nourishment projects.

Gross profit for the second quarter of 2008 grew by 19% driven by revenue growth.  However, gross profit margin for the period was 14.9% versus 15.7% for the second quarter of 2007.  Contract margins continued to experience pressure from the weak domestic market, most notably the decline in beach projects as well as less demand for projects utilizing hydraulic cutterhead equipment. In addition, maintenance work, which comprised 44% of the year to date domestic bid market, typically has lower margins than beach or capital work. Maintenance projects represented 19% of the Company’s total dredging revenues for the 2008 second quarter versus 13% a year ago.  Also, the projects that drove increased revenues for the Company’s demolition business included substantial subcontract work which produced lower gross profit margins comparatively for the quarter.

Operating income in the 2008 second quarter was $10.3 million, up 17% from a year ago, despite the 21% increase in general and administrative expenses (“G&A”).  G&A expenses were up due to increases in incentive pay in the demolition unit and in payroll and health care costs for the Company overall.  EBITDA (as defined below) of $15.9 million for the 2008 quarter was on par with the previous year.

Interest expense was $4.9 million for the second quarter of 2008, a reduction of $1.7 million from last year. The decrease from the prior year was driven by several factors including the write-off of $0.8 million in financing fees during the second quarter of 2007 in connection with the Company’s refinancing of its revolving credit facility. In addition, lower interest rates provided interest expense savings, and the unrealized loss on the Company’s interest rate swap was $0.3 million less than last year’s.  Net income of $2.9 million, or $0.05 per diluted share, was up from $1.7 million, or $0.03 per diluted share, a year ago.  The number of shares outstanding at June 30, 2008 increased to 58.5 million from 41.0 million last year as a result of the Company’s having called 18.4 million of outstanding warrants in June 2007 that were subsequently exercised resulting in the issuance of the additional shares.

Six Months Ended June 30, 2008

Revenues for the six-month period ended June 30, 2008 increased by almost 16% to $281.0 million compared with $242.4 million for the same 2007 period, primarily as a result of the increase in demolition activity.  Gross profit margin decreased to 11.9% from 13.2% a year earlier largely due to lower utilization, as the dredge Texas was re-positioned to the Middle East, and repairs were being made to the dredge, New York.  Other contributing factors were the continuing softness in demand for domestic beach and hydraulic cutterhead dredge work and the substantial subcontract work driving increased demolition activity.

Operating income decreased to $12.0 million from $14.5 million, due to the lower gross profit margin and higher general and administrative expenses.  Year to date 2008 EBITDA decreased to $25.2 million from $28.3 million for the same period of 2007.

Interest expense for the six month period decreased by $2.3 million to $8.6 million primarily as a result of lower interest rates.  Net income was $1.8 million, or $0.03 per diluted share, versus $2.6 million, or $0.06 per diluted share, a year earlier.

Second Quarter 2008 Bid Market/Backlog

The second quarter U.S. dredging bid market of $188 million represented another relatively strong quarter, driven by contracts for $99 million of capital work.  The Company was low bidder on $95 million of capital work in the New York/New Jersey Harbor, along the Louisiana Coast, and in the Columbia River. Similar to last quarter, the remainder of the market was comprised primarily of maintenance work in the Gulf Coast area.  Through the first six months of 2008, the Company won a 46% share of the work awarded in the domestic market.

Given the Company’s bidding success over the last few quarters, dredging backlog at June 30, 2008 reached $356 million compared with $240 million at June 30, 2007.  The June 30, 2008 dredging backlog does not reflect approximately $396 million of low bids pending award, letters of intent on foreign projects and additional phases (“options”) pending on projects currently in backlog.  This number consists of approximately $307 million for projects in Bahrain and $89 million relating to domestic work.  Projects in Bahrain include the second phase of the Diyaar land reclamation contract and two additional land reclamation projects, all expected to be awarded this year,  The June 30, 2007 dredging backlog excluded approximately $237 million of pending work; $156 million for work in Bahrain and $81 million of domestic projects.  Subsequent to quarter-end, the Company signed a letter of intent on another foreign project for approximately $200 million.

Demolition services backlog at June 30, 2008 was $23 million, compared with $41 million at the end of the second quarter of 2007.  In the second quarter of 2007 backlog for the demolition business had increased significantly as the Company took on a series of projects with substantial subcontracting components in order to better position themselves for expected future demolition work.   Higher backlog levels translated into record revenue for the segment during the second half of last year and first half of this year.  With the completion of several large projects in the second quarter, backlog has begun to moderate to levels existing prior to the 2007 second quarter.

Recent Developments

The Company largely completed its mobilization of four dredges and attendant plant to Bahrain during the second quarter of 2008. In May, the dredge Texas began work there and the Ohio and Reem Island will commence work in the third quarter.  The Ohio and Reem Island are two of the three dredges which were purchased in 2007 for re-deployment internationally.  The Ohio will work as long as feasible in its current configuration and then be taken out of service to be reconfigured into a platform similar to that of the hydraulic cutterhead dredge Texas. The third newly acquired dredge, the Noon Island, is scheduled to go into dry-dock in August to add pump out capabilities and should begin work during the fourth quarter.  The Ohio and the Texas are U.S. flag vessels which can be repositioned to the U.S. when the market warrants.

The dredge New York went back to work on the Newark Bay project at the beginning of August.  It had sustained extensive damage as a result of being struck by an orange juice tanker in the approach channel to Port Newark, New Jersey on January 28, 2008.   With the dredge now operational, the Company currently believes it will meet its obligations under both its Newark Bay and Port Jersey contracts with the Army Corps of Engineers.  The New York is fully insured for hull, collision and pollution exposures under the insurance coverage of Great Lakes. However, insurance related to the loss of use of a vessel has not been economically viable in the marine market.  Consequently, the Company is pursuing a claim against the owner of the vessel which struck the New York.  This claim is not currently expected to be resolved this year.

As of June 30, 2008, senior and subordinated debt, net of $4.8 million in cash and cash equivalents, was $212.7 million including $42.5 million of borrowings under the revolving credit facility.  This compares with net debt outstanding of $188.3 million at year-end 2007.   The increase largely reflects outlays for mobilization and upgrades on three of the vessels repositioned to Bahrain, and repairs to the dredge New York.  The Company expects to recover the New York outlays from insurance and claim proceeds.  At the end of the second quarter of 2008, outstanding performance letters of credit totaled $46.2 million.

Doug Mackie concluded, “The financial results for the second quarter were somewhat moderated as we completed the re-deployment of four vessels to Bahrain during the period.  Nevertheless, by doing so we believe we are well positioned to maximize our returns from these vessels for the remainder of 2008 and beyond.  Having the dredges Texas, Ohio, Reem Island and Noon Island come on line will enhance already robust international revenues.  Getting the dredge New York back in operation is very exciting particularly in light of the nearly 50% increase in our dredging backlog versus a year ago. It will enable us to operate at increased utilization rates for the balance of 2008 and should position us for a strong overall performance this year.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.  (For further explanation, please consult the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Thursday, August 7 at 10:00 a.m. C.D.T.  The call in number is 877-419-6598.  The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.  The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 7293742.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 23% of its dredging revenues over the last three years. The Company is also one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 118-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2007, and in securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’

future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

(GLDD-G)

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenues	$145,322	$115,625	$281,043	$242,357
Gross profit	21,608	18,163	33,580	31,877
General and administrative	(11,248)	(9,287)	(21,402)	(17,280)
Amortization of intangible assets	(65)	(66)	(131)	(131)

Operating income	10,295	8,810	12,047	14,466
Other income (expense)
Interest expense- net	(4,931)	(6,581)	(8,552)	(10,842)
Equity earnings in joint ventures	55	637	189	899
Minority Interest	(53)	(10)	(231)	(19)

Income before income taxes	5,366	2,856	3,453	4,504
Income taxes	(2,436)	(1,179)	(1,703)	(1,861)
Net income available to common stockholders	$2,930	$1,677	$1,750	$2,643

BASIC
Earnings per share	$0.05	$0.04	$0.03	$0.07
Basic weighted average shares	58,464	40,989	58,462	40,320

DILUTED
Earnings per share	$0.05	$0.03	$0.03	$0.06
Diluted weighted average shares	58,470	48,238	58,465	46,477

Reconciliation of Net Income to EBITDA

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net income	$2,930	$1,677	$1,750	$2,643
Adjusted for:
Interest expense, net	4,931	6,581	8,552	10,842
Income tax expense	2,436	1,179	1,703	1,861
Depreciation and amortization	5,557	6,456	13,214	12,937

EBITDA	$15,854	$15,893	$25,219	$28,283

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
			(unaudited)

Net cash flows from operating activities	$(9,355)	$481	$233	$1,446